UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 2, 2020

KBR, Inc.
(Exact name of registrant as specified in its charter)
Delaware	001-33146	20-4536774
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Jefferson Street, Suite 3400 Houston, Texas		77002 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (713) 753-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading symbol	Name of each exchange on which listed
Common Stock, $0.001 par value	KBR	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 Entry into a Material Definitive Agreement.
Amendment to Credit Agreement
KBR, Inc. (the “Company”) is pleased to announce the conversion of its $500 million Performance Letter of Credit (“PLOC”) capacity to Revolving Credit Facility (“RCF”) capacity under its Credit Agreement as described below. The PLOC to RCF conversion allowed all capacity formerly available under the PLOC to “convert,” increasing RCF capacity from $500 million to $1 billion, with no change to RCF pricing. Aggregate capacity under the Credit Agreement remains unchanged at $1.795 billion.
“This marks another milestone in our capital structure evolution,” said Stuart Bradie, KBR President and Chief Executive Officer. “Building on our strong earnings and cash performance in Q1 this gives KBR significant capital deployment flexibility at an opportune time. Further, it reflects our resilience, improved overall financial outlook and transformed and de-risked business mix.”
On July 2, 2020, the Company entered into an Amendment No. 3 (the “Amendment”) to its existing Credit Agreement, dated as of April 25, 2018 (as amended by Amendment No. 1, dated as of November 12, 2018, and Amendment No. 2, dated as of February 7, 2020, the “Existing Credit Agreement”; the Existing Credit Agreement, as amended by the Amendment, the “Credit Agreement”), with Bank of America, N.A., as administrative agent, swing line lender and a letter of credit issuer, the lenders party thereto, the swing line lenders party thereto, the letter of credit issuers party thereto and each of the subsidiaries of the Company party thereto.
Prior to the Amendment, the Existing Credit Agreement provided for $1.795 billion in senior secured credit facilities (the “Facilities”), comprised of (i) a term loan A credit facility in an aggregate principal amount of $275 million, (ii) an RCF in an aggregate principal amount of $500 million, (iii) a PLOC facility in an aggregate principal amount of $500 million and (iv) a term loan B credit facility in an aggregate principal amount of $520 million.
The Amendment provides for (i) an increase in the revolving credit commitments under the RCF from $500 million to $1 billion and (ii) a decrease in the aggregate PLOC commitments from $500 million to $0 million.  The aggregate amount of the Facilities available under the Credit Agreement remains $1.795 billion.
The foregoing description of the Amendment and the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 hereto and is incorporated into this Item 1.01 by reference.
ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The text set forth in Item 1.01 regarding the terms and conditions of the Credit Agreement is incorporated into this Item 2.03 by reference.
ITEM 8.01 Other Events.
On July 8, 2020, the Company issued a press release announcing the completion of another important and positive step in its capital structure and deployment strategy with the Amendment to its existing Credit Agreement. A copy of the press releases is filed herewith as Exhibit 99.1 and is incorporated herein by reference.
ITEM 9.01 Financial Statements and Exhibits.
(d) Exhibits.
Exhibit No.	Description
10.1
Amendment No. 3 to Credit Agreement, dated as of July 2, 2020 with Bank of America, N.A., as administrative agent, swing line lender and a letter of credit issuer, the lenders party thereto, the swing line lenders party thereto, the letter of credit issuers party thereto and each of the subsidiaries of the Company party thereto.

99.1	KBR, Inc. press release dated July 8, 2020, titled, “KBR, Inc. Taps Opportunity to Enhance its Capital Structure and Financing Flexibility.”
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
KBR, INC.

Date: July 8, 2020	/s/ Adam M. Kramer
Adam M. Kramer
Vice President, Public Law and Corporate Secretary